Responses to N-SAR for 12/31 Funds for the year ended 12/31/17

Life Series Funds

Exhibit 99.77D

Polices with respect to security investments

During the period covered by this report the First Investors Life Series Equity Income Fund disclosed that it may sell (write) covered call options on the securities its holds. The additional strategy was described in a supplement dated January 31, 2017 to the Life Series Funds Prospectus which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 497 on January 31, 2017 (Accession No. 0000898432-17-000134), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.

During the period covered by this report the First Investors Life Series Special Situations Fund disclosed that it may invest in real estate investment trusts. The additional strategy was described in a supplement dated January 31, 2017 to the Life Series Funds Prospectus which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 497 on January 31, 2017
(Accession No. 0000898432-17-000134), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.

During the period covered by this report the First Investors Life Series Government Fund disclosed that it may invest in taxable municipal securities. The additional strategy was described in a supplement dated June 30, 2017 to the Life Series Funds Prospectus which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 497 on June 30, 2017
(Accession No. 0000898432-17-000695), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.